Cover Page                                                             424(B)(3)
                                                                      333-104774

The Equitable Life Assurance Society of the United States
SUPPLEMENT DATED DECEMBER 10, 2003 TO THE MAY 1, 2003 PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION ("SAI") FOR THE AMERICAN DENTAL ASSOCIATION MEMBERS RETIREMENT PROGRAM ("ADA")
--------------------------------------------------------------------------------

This supplement modifies certain information in the above-referenced Prospectus and SAI, dated May 1, 2003, as supplemented to date (together the "Prospectus"). This supplement supersedes the supplement dated October 31, 2003.

Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectus. You should keep this supplement with your Prospectus and any previous prospectus supplements. We will send you another copy of any Prospectus without charge, upon request.

1.   Changes To the Investment Options

     Effective January 2, 2004, the underlying mutual fund for the Aggressive Equity Fund option is being changed from the MFS Emerging Growth Fund to the Fidelity Small Cap Stock Fund, and the name of the Fund is being changed from Aggressive Equity Fund to Small Cap Growth Fund. Also, the manager of the Fund will change from MFS Investment Management to Fidelity Management & Research Company (FMR Co.) Therefore, as of the effective date of the changes (i) all references in the Prospectus to the MFS Emerging Growth Fund are changed to the Fidelity Small Cap Stock Fund; (ii) all references in the Prospectus to the Aggressive Equity Fund are changed to the Small Cap Growth Fund; and (iii) all references in the Prospectus to MFS Investment Management are changed to Fidelity Management & Research Company. In addition, if a withdrawal, transfer or distribution is effected, any portion of the withdrawal, transfer or distribution attributable to amounts in the Small Cap Growth Fund that were contributed to the Fund after January 2, 2004 and held in the Fund for less than 90 days, will be subject to a 2.00% redemption charge which will be deducted from the amount redeemed from the participant's account value and remitted to the Fidelity Small Cap Stock Fund. See Item 6, "Charges and expenses," of this supplement.

     A. The information with respect to the Aggressive Equity Fund in the chart is replaced in its entirety by the following:

                                                      Underlying Mutual Fund
                        ----------------------------------------------------------------------------------
      Investment Fund    Name                 Objective                     Advisor
----------------------------------------------------------------------------------------------------------
Small Cap Growth Fund   Fidelity Small Cap   Long-term growth of capital   Fidelity Management & Research
                        Stock Fund                                         Company (FMR Co.).
----------------------------------------------------------------------------------------------------------

     B. In "The contract at a glance - key features," under "Contract charges and expenses," the following is added as the eighth bullet:

          "o Redemption charge on redeemed amounts held for less than 90 days
             (applicable to the Small Cap Growth Fund only)"

2.   Fee Table

     A. In the "Fee table," the second sentence of the second paragraph is deleted in its entirety.

     B. The first table is deleted in its entirety and replaced with the following:

Charges we deduct from your account value at the time you request certain transactions
--------------------------------------------------------------------------------------
Charge if you purchase a variable       $350
annuity payout option
--------------------------------------------------------------------------------------
Redemption charge on redeemed amounts   2.00%
held less than 90 days (as a % of
amount redeemed)(7)
--------------------------------------------------------------------------------------

(7) The Fidelity Small Cap Stock Fund imposes a redemption charge when Equitable redeems shares of the Fund in order to effect distributions, withdrawals, or transfers out of the Fund. This redemption charge will be deducted from the amount redeemed from the participant's account value and remitted to the Fidelity Small Cap Stock Fund.

     C. The information with respect to the Aggressive Equity Fund in the table depicting operating expenses after the heading "THE EXPENSES SHOWN FOR THE UNDERLYING MUTUAL FUNDS ARE EXPRESSED AS A PERCENTAGE OF THEIR RESPECTIVE AVERAGE DAILY NET ASSETS" is replaced in its entirety by the following:

                                                                     Investment
                                      Program      Administration   Management
                                 Expense Charge         Fee             Fee       Other Expenses     12b-1 Fee      Total
----------------------------------------------------------------------------------------------------------------------------
Small Cap Growth Fund           0.655%             0.15%(15)           None         0.13%                 None      0.94%
Fidelity Small Cap Stock Fund     None                  None           0.90%        0.30%                 None      1.20%
                                -------------------------------------------------------------------------------------------
TOTAL                           0.655%             0.15%(15)           0.90%        0.43%                0.00%      2.14%
----------------------------------------------------------------------------------------------------------------------------

(15) A Plan expense reimbursement fee of up to 0.25%(currently 0.20%) of the average daily net assets of the Program invested in the Fidelity Small Cap Stock Fund (the "Fund") is paid by Fidelity Investments Tax Exempt Services Company ("FITSCo") to Equitable Life (indirectly through the ADA). Equitable Life has waived the 0.15% administration fee applicable to the Small Cap Growth Fund and will use the payment from FITSCo to defray administrative expenses associated with the Program's operations and to fund Program enhancements. The agreement and waiver are expected to be in effect for an indefinite period, but these arrangements are subject to termination by either party upon notice.

3.   Examples

     A. The second sentence of the second paragraph under "Examples" is deleted in its entirety and replaced with the following:

          "Since under the example assumptions no surrender charge or redemption charge would apply in connection with amounts invested in the Funds, the expenses are the same whether or not the participant withdraws amounts held in any of the Funds."

     B. Under "Examples" the following information in the table with respect to the Aggressive Equity Fund is changed as follows:

                             If you do not surrender your contract at the
                                  end of the applicable time period
                        ------------------------------------------------------
                            1 year      3 years       5 years       10 years
                        ------------ ----------- -------------- --------------
Small Cap Growth Fund   $ 253.99     $ 729.28    $ 1,228.86     $ 2,593.22



                              If you annuitize at the end of the applicable
                                              time period*
                        ---------------------------------------------------------
                            1 year        3 years        5 years       10 years
                        ------------ -------------- -------------- --------------
Small Cap Growth Fund   $ 603.99     $ 1,079.28     $ 1,578.86     $ 2,943.22

* Assuming an annuity payout option could be issued. Generally, the minimum amount that can be used to purchase any type of annuity is $5,000 (see "Individual annuity charges" in "Charges and expenses" later in this Prospectus.)

4.   Transfers.

     Under "Transfers among investment options" in the section "Transfers and access to your account" the following sentence is added after the third sentence of the second paragraph:

          "A redemption charge of 2.00% of the amount exchanged will be imposed on amounts held less than 90 days if transferred out of the Small Cap Growth Fund. See "Redemption charge" in "Charges and expenses" later in this prospectus."

5.   Distributions

     In "Distributions from the investment options" under "The Program" the following is added after the last sentence under "Amounts in Equity Funds and Money Market Guarantee Account":

          "In addition, a 2.00% redemption charge on amounts redeemed from the Small Cap Growth Fund if held for less than 90 days will be imposed. See "Redemption charge" in "Charges and expenses" later in this prospectus."

6.   Charges and expenses

     The following is added as a second sub heading and paragraph under "Individual annuity charges" in "Charges and expenses":

          "Redemption charge. If Equitable effects a distribution, transfer or withdrawal from amounts the participant has allocated to the Small Cap Growth Fund, any portion of the amount redeemed attributable to shares held in the Fund for less than 90 days is subject to a 2.00% redemption charge. This charge is a "short-term" trading fee imposed by the Fidelity Small Cap Stock Fund and will be deducted from the amount redeemed from the participant's account value at the time of the transaction and remitted to the Fidelity Small Cap Stock Fund."




           The Equitable Life Assurance Society of the United States
                          1290 Avenue of the Americas
                               New York, NY 10104
                                 (800) 523-1125

  Copyright 2003. The Equitable Life Assurance Society of the United States.
                              All Rights reserved.

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